White Mountain Submits Cerro Blanco EIS to Chilean Environmental Authority

SANTIAGO, Chile, February 27, 2013 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTCQB Markets: WMTM - News) reports that its environmental, engineering and geologic teams have completed and submitted the Environmental Impact Statement (“EIS”) for the Cerro Blanco project to the Chilean Environmental Authority, Servicio de evaluación Ambiental (“SEA”). The EIS documentation, which totals in excess of 2,000 pages and includes maps, schedules and layout diagrams, has been delivered both in physical and certified electronic formats. Under Chilean law, the EIS is deemed to be a document of public disclosure and as such the Company will be posting a link on its website, (www.wmtcorp.com) to the full report, once certification has been obtained from SEA. This is expected to take a few days, and the Company will make a further announcement once the link is fully functional.

In addition to SEA, the EIS has been distributed to a further twenty-four government agencies, including but not limited to the regional ministries of mining, agriculture, health, public works, social development, energy, marine and water, fisheries, transport and telecommunications. The EIS has also been delivered to the municipal authorities in Huasco, Freirina and Vallenar, representing the three communities closest to the Cerro Blanco project.

Under the current mining and environmental code of Chile, within forty-five days the Cerro Blanco project site will be visited and examined by representatives of all the agencies involved so that their evaluation of the EIS can commence. The Company's environmental and engineering teams, together with its external consultants, will accompany agency personnel on site visits. Thereafter, the Company will enter into a regular dialogue with these agencies, answering questions and/or providing further clarification as required.

Commenting on these developments, Michael Kurtanjek, White Mountain's President and Chief Executive Officer, said, “The submission of the EIS to the Chilean agencies represents a very important milestone for the Cerro Blanco project. This event not only marks the conclusion of many years environmental monitoring and studies, but in effect starts the clock with respect to future construction and production scheduling. Over the next few months, the Company will work closely with the government agencies as required and continue to advance the project to final engineering feasibility. Our engineering and geologic teams are working to not only complete the final engineering feasibility study as quickly as possible but also to make resource confirmation and expansion a top priority.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-K for the year ended December 31, 2011, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President	Brian Flower, Chairman
(56) 2 657-1800	(604) 408-2333